Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 7, 2022, is by and between Altice USA, Inc., a Delaware corporation (the “Company”), and Dennis Mathew (“Executive”) (the Company and Executive collectively referred to as the “Parties” or individually referred to as a “Party”).
WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company and to provide services to the Company pursuant to the terms and conditions of this Agreement, which shall supersede all prior commitments and agreements between Executive and the Company with respect to Executive’s employment with the Company; and
WHEREAS, Executive’s execution of the Restrictive Covenant Agreement attached hereto as Appendix A is a material inducement and condition to the Company entering into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Term; Employment and Duties.
(a)Term. The term of this Agreement commences on October 3, 2022 (the “Start Date”) and continues until the date of Executive’s termination of employment, unless this Agreement is terminated or amended prior thereto (the “Term”).
(b)Position and Duties. Subject to the terms and conditions hereof, Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). Executive shall have such duties and responsibilities commensurate with Executive’s role and as may be assigned to Executive from time to time by the Board. Executive’s principal place of employment shall be Long Island City, New York, subject to travel in the performance of Executive’s duties and the business of the Company.
(c)Exclusive Services. For so long as Executive is employed by the Company, Executive shall devote Executive’s full business working time, attention and efforts to Executive’s duties to the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to Executive by the Board and shall use Executive’s best efforts to promote and serve the interests of the Company. Further, Executive shall not, while employed by the Company, directly or indirectly, render services to any other person or organization without the prior written consent of the Board or otherwise engage in activities that would interfere with the faithful performance of Executive’s duties to the Company.
2.Compensation and Other Benefits. Subject to the provisions of this Agreement and the approval of the Board or the Compensation Committee of the Board (the “Compensation Committee”), during the Term, the Company shall pay and provide the following compensation and other benefits to Executive as compensation for services rendered hereunder:

(a)Base Salary. The Company shall pay to Executive a base salary at the annual rate of $1,000,000 (the “Base Salary”), payable in accordance with the Company’s ordinary payroll practices as established from time to time.
(b)Annual Bonus. For each fiscal year during the Term, Executive shall be eligible for an annual bonus (the “Annual Bonus”) with a target opportunity of $2,000,000. The Annual Bonus shall further be subject to such terms and performance conditions as determined by the Board or the Compensation Committee and payable on the date annual bonuses are paid to other executive officers of the Company, subject to Executive’s continued employment by the Company through the applicable payment date; provided that (i) with respect to the Annual Bonus for 2022, such Annual Bonus shall be deemed earned at 100% of target and payable pro rata by multiplying such Annual Bonus by a fraction, the numerator of which is the number of days from the Start Date through December 31, 2022 and the denominator of which is 365 and (ii) with respect to the Annual Bonus for 2023, such Annual Bonus shall not be less than $1,000,000; provided, further, however, that in each case of clauses (i) and (ii), such Annual Bonus shall be payable on the date annual bonuses are paid to other executive officers of the Company, subject to Executive’s continued employment by the Company through the applicable payment date.
(c)Sign-On Bonus. Following the Start Date, the Company shall pay Executive a one-time sign-on bonus of $850,000 plus an additional amount up to $175,000, which shall be equal to the amounts Executive repays to Executive’s former employer, if any, in connection with Executive’s termination of employment with such former employer, subject to Executive providing the Company with proof satisfactory to the Company of such repaid amounts (together, the “Sign‑On Bonus”). The Sign-On Bonus shall be paid by the Company as soon as reasonably practicable during a payroll cycle following the Start Date and acceptance of documentation of repaid amounts. The Sign-On Bonus shall be subject to full repayment by Executive following Executive’s resignation for any reason other than for Good Reason (as defined below) or termination by the Company for Cause (as defined below) on or prior to the second anniversary of the Start Date.
(d)Initial Equity Award. The Company shall recommend to the Board or the Compensation Committee that at the next monthly grant date following the Start Date, Executive be granted an initial equity grant under the Amended and Restated Altice USA 2017 Long Term Incentive Plan, amended (the “Plan”), with an aggregate grant date value of $20,000,000, of which 50% shall be granted in the form of stock options and 50% of which shall be granted in the form of restricted stock units, subject in all respects to approval by the Board or the Compensation Committee (the “Initial Equity Awards”). If the Board or the Compensation Committee approves the Initial Equity Awards, the Initial Equity Awards shall each vest 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date.
(e)Future Equity Opportunity. Commencing on the next grant date on which annual equity awards are considered for other executive officers of the Company following the second anniversary of the grant date of the Initial Equity Awards and for each fiscal year thereafter, Executive shall be eligible for an annual equity incentive award (the “Equity Award”) with an anticipated target opportunity of $5,000,000 (the “LTI Target”). The Equity Award shall be subject in all respects to approval by the Board or the Compensation Committee, including whether to grant the Equity Award in any year. The Board or the Compensation Committee may grant an Equity Award at, above or below the LTI Target, and any Equity Award granted shall further be subject to such terms, including with respect to vesting and payment, and performance conditions as determined by the Board or the Compensation Committee.
(f)Benefit Plans; Expenses. During the Term, Executive shall be entitled to participate in the employee benefit plans and programs maintained by the Company for other executive officers of the Company, in accordance with the terms of the plans, as may be amended from time to time. The Company shall reimburse Executive for reasonable travel and other business-related expenses incurred by Executive in the fulfillment of Executive’s duties to the Company upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time.
(g)Relocation. On or before the second anniversary of the Start Date, Executive shall relocate Executive’s primary residence to the New York City metro area. From the Start Date through the earlier of the relocation of Executive’s primary residence to the New York City metro area and the second anniversary of the Start Date, the Company shall provide Executive with temporary housing mutually agreed between Executive and the Company in a location reasonably proximate to the Company’s principal office in Long Island City, New York (the “Transition Benefit”). In addition, the Company shall reimburse Executive for reasonable and customary expenses actually incurred by Executive relating to such relocation, subject to the terms and conditions of the Company’s policies and procedures related to relocation and employee expense reimbursement as in effect from time to time (the “Relocation Benefit”); provided that the Relocation Benefit and all costs to the Company Group (as defined below) for the Transition Benefit shall be capped at $750,000 in the aggregate, subject to adjustment (but not decrease) at the discretion of the Board or the Compensation Committee.
3.Termination of Employment.
(a)Termination for Any or No Reason. Executive’s employment with the Company shall at all times be on an “at‑will” basis and nothing in this Agreement shall provide Executive the right to employment for any specified period. The Company and Executive shall each have the right to terminate Executive’s employment at any time for any reason or for no reason. Upon termination of Executive’s employment for any reason, whether by the Company or Executive, Executive shall receive (i) Executive’s accrued Base Salary through and including the date of termination and (ii) any other amounts or benefits required to be paid or provided to Executive by applicable law or accrued and vested for the benefit of Executive under the benefit plans of the Company (collectively, the “Accrued Amounts”).
(b)Termination without Cause; Resignation for Good Reason. If Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, and subject to Executive’s timely execution and non‑revocation of a general release of claims and compliance with all restrictive covenants applicable to Executive, and in lieu of any other severance benefits otherwise payable under any Company plan or policy, Executive shall be entitled to, in addition to the Accrued Amounts: (i) continued payment of Executive’s Base Salary for a period of 12 months immediately following the date of Executive’s termination of employment, payable in accordance with the Company’s ordinary payroll practices as established from time to time; (ii) if Executive timely elects coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), Company-subsidized coverage (equal to the same portion of the monthly premium the Company pays for active employees) for a period of 12 months immediately following the last day of the month of Executive’s termination of employment; (iii) any Annual Bonus for the completed fiscal year that ended prior to fiscal year in which Executive’s termination of employment occurred but for which payment has not been made, payable at the same time annual bonuses are paid to other executive officers of the Company; (iv) a pro rata portion of the Annual Bonus for the fiscal year in which Executive’s termination of employment occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of full months during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 12), payable as a lump sum cash payment at the same time annual bonuses are paid to other executive officers of the Company; and (v) subject to approval by the Board or the Compensation Committee, pro rata vesting of any then-outstanding unvested time-vesting equity awards (or a portion thereof) granted by the Company to Executive under the Plan determined by multiplying the number shares of the Company’s common stock underlying each such award by a fraction, the numerator of which is the number of completed months in the vesting period applicable to such award and the denominator of which the number of total months in the vesting period.
(c)Termination due to Death or Disability. Executive’s employment with the Company will automatically terminate upon Executive’s death and may be terminated by the Company upon Executive’s Disability (as defined below). If Executive’s employment with the Company is terminated by reason of Executive’s death or Disability, and subject to Executive’s (or Executive’s estate’s) timely execution and non-revocation of general release of claims and compliance with all restrictive covenants applicable to Executive, and in lieu of any other severance benefits otherwise payable under any Company plan or policy, Executive (or Executive’s estate) shall be entitled to, in addition to the Accrued Amounts: (i) the benefits payable to Executive under Sections 3(b)(iii) and 3(b)(iv); (ii) continued payment of Executive’s Base Salary for a period of three months immediately following the date of Executive’s termination of employment, payable in accordance with the Company’s ordinary payroll practices as established from time to time; and (iii) any then‑outstanding unvested equity awards (or a portion thereof) granted by the Company to Executive under the Plan shall be treated in accordance with the terms of the Plan and the award agreement applicable to the equity award.
(d)Termination for Cause; Resignation. If Executive’s employment with the Company is terminated by the Company for Cause or as a result of Executive’s resignation for any reason (other than for Good Reason), Executive shall only be entitled to payment of the Accrued Amounts, payable in accordance with Company policies and practices, and Executive shall have no further right to receive any other compensation or benefits from the Company or any member of the Company Group.
(e)Execution and Delivery of General Release; Compliance with Covenants. The Company shall not be required to make the payments and provide the benefits provided for under Sections 3(b) or 3(c) unless Executive (or Executive’s estate in the case of death) timely executes and delivers to the Company a general waiver and release of claims in a form determined by the Company and the general release has become effective and irrevocable in its entirety. Failure or refusal to sign the general release (or revocation of the general release) shall result in the forfeiture of the payments and benefits (other than the Accrued Amounts). Additionally, the Company’s obligation to make any payments or provide benefits pursuant to this Section 3 (other than the Accrued Amounts) shall be subject to Executive’s continued compliance with all restrictive covenants to which Executive is subject, including those set forth in Appendix A to this Agreement.
(f)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive shall be communicated by a written notice of termination to the other Party given in accordance with Section 14. Such notice shall specify the date of termination, and, in the event of a resignation by Executive, such date shall not be less than 90 days after the giving of such notice to the Company.
(g)Resignation from Positions. The termination of Executive’s employment for any reason shall constitute and be deemed as Executive’s resignation from (i) all officer or employee positions Executive has with the Company or any of its subsidiaries or affiliates (the “Company Group”) and (ii) all fiduciary positions (including as a trustee) Executive may hold with respect to any employee benefit plans or trusts established by the Company Group, without any further actions required by the Parties.
(h)Cause. For purposes of this Agreement, “Cause” shall mean the termination of Executive’s employment due to: (i) Executive’s substantial failure to perform Executive’s duties as an employee of the Company, as determined by the Board or a committee thereof; (ii) performance by Executive of any act or failure to perform any act that is materially injurious or to the detriment of the Company Group; (iii) intentional misconduct by Executive or breach by Executive of a material policy of any member of the Company Group; (iv) commission by Executive of, admission to, conviction of, or entering a plea of nolo contendere to or imposition of unadjudicated probation of, any felony or crime involving moral turpitude, or the commission of any other act involving theft, dishonesty, conflict of interest, breach of trust or physical or emotional harm to any person or property; (v) any act or substantial involvement in an act that could reasonably be expected to bring Executive, the Company or the Company Group into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the public; (vi) misappropriation of funds or fraud by Executive with respect to any member of the Company Group or any person with which any member of the Company Group does business; (vii) violation of any fiduciary duty owed to any member of the Company Group; or (viii) a material breach of the Agreement by Executive. Whether or not an event giving rise to “Cause” occurs shall be determined solely by the Board or a committee thereof.
(i)Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent: (i) a material reduction in the scope of Executive’s duties or responsibilities; (ii) a change in Executive’s reporting relationship to the Board; (iii) a material reduction in the amount of Executive’s then-current Base Salary (unless reductions comparable in amount and duration are concurrently made for other executives of the Company); or (iv) a material breach by the Company of a material term of this Agreement; provided that

Good Reason shall not arise if any change in clauses (i) or (ii), above, is in connection with a Change in Control (as defined in the Plan) or if shares of the Company’s common stock are no longer publicly listed. Notwithstanding the preceding sentence, Executive shall not be deemed to have terminated Executive’s employment for Good Reason unless Executive provides the Company with written notice of such event within 90 days of the initial occurrence thereof and describes such claim in reasonable detail, the Company fails to cure the situation or event within 30 days of delivery of such notice (or such longer time as may be agreed between the parties) and Executive terminates Executive’s employment within 30 days of the expiration of such cure period.
(j)Disability. For purposes of this Agreement, “Disability” shall be defined in the same manner as such term or a similar term is defined in the Plan.
4.Limitations on Severance Benefits and Other Payments or Benefits. In the event that Executive receives any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Payment”) that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then such Payment shall be delivered as to such lesser extent that would result in no portion of such Payment being subject to the Excise Tax. The determinations to be made with respect to this Section 4 shall be made by a certified public accounting firm designated by the Company. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments or benefits pursuant to this Section 4 shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits payable to Executive. This Section 4 may be amended by the Company at its discretion to comply with any changes to or successor provisions of Sections 280G or 4999 of the Code.
5.Contingency of Agreement. This Agreement is contingent upon (a) the satisfactory completion of the Company’s pre-employment screening requirements, including the Company’s safety and drug-free workplace guidelines and COVID-19 compliance policy, (b) Executive’s legal authorization to work in the United States, (c) Executive’s execution of the Restrictive Covenant Agreement attached hereto as Appendix A, and (d) approval by the Board.
6.Representations and Warranties of Executive. Executive agrees to comply with all Company policies, as adopted or modified by the Company from time to time. Executive represents that Executive is free to enter into this Agreement and that Executive’s performance of all of the terms of this Agreement and of all of Executive’s duties and responsibilities as an officer and employee of the Company do not and will not breach (a) any agreement to keep in confidence information acquired by Executive in confidence or in trust, (b) any agreement to assign to any third party inventions made by Executive or (c) any agreement not to compete against the business of any third party and that Executive has received a written release from any agreement not to compete that is applicable to Executive. Executive further represents that Executive has not made and will not make any agreements in conflict with this Agreement.

7.Indemnification. During the Term, Executive shall be covered under the Company’s directors and officers liability insurance and indemnification policy, as in effect from time to time.
8.Section 409A of the Code. The compensation and benefits provided by this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted and construed consistent with that intent. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with this Section 8. If Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of Executive’s termination, then to the extent required by Section 409A of the Code, no payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A of the Code shall be made or commence during the period beginning on the date of Executive’s termination and ending on the date that is six months following Executive’s termination or, if earlier, on the date of Executive’s death. The amount of any payment that would otherwise be paid to Executive during this period shall instead be paid to Executive on the fifteenth day of the first calendar month following the end of the period. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.
9.Compensation Recovery Policy; Offset. Executive acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy, whether in accordance with the Dodd‑Frank Wall Street Reform and Consumer Protection Act, and any rules and regulations promulgated thereunder, or otherwise, Executive shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement or enforce that policy). Notwithstanding the foregoing, and to the extent permitted by law, the Company may deduct any amounts owed by Executive to the Company from any compensation owed to Executive, including wages and bonuses. If the amounts owed to Executive are insufficient to repay the value of the amounts owed by Executive to the Company, Executive hereby agrees to repay the balance of such amounts to the Company.
10.Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan that provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
11.Withholding. All payments made or benefits provided to Executive under this Agreement shall be reduced by any applicable withholding taxes and other authorized deductions.
12.Survival of Certain Provisions. The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term of this Agreement or the termination of Executive’s employment with the Company shall survive such Term or termination.
13.Entire Agreement; Supersedes Previous Agreements. This Agreement and Appendix A attached hereto contain the entire agreement and understanding of the Parties with respect to the matters covered herein and supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, including all prior employment agreements between the Parties and any extensions or amendments thereof; all other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. Unless otherwise provided herein, Sections 14(b) through 14(j) of Appendix A attached hereto shall be incorporated by reference herein with the same force and effect as if fully set forth in this Agreement and all references to the Agreement therein shall be deemed to refer to this Agreement.
14.Notices. All notices hereunder shall be in writing, addressed to:
To the Company at its headquarters, Attn: General Counsel and to legalnotice@alticeusa.com.
With a copy (that shall not constitute notice) to: Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022
Attn: Gillian Emmett Moldowan
Email: gillian.moldowan@shearman.com
To Executive at the address on file with the Company
All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and Executive has executed this Agreement, as of the day and year first written above.

ALTICE USA, INC.
/s/ Colleen R. Schmidt
By: Colleen R. Schmidt Title: EVP, Human Resources

EXECUTIVE
/s/ Dennis Mathew
Name: Dennis Mathew

RELOCATION AGREEMENT
This Relocation Agreement (“Agreement”) between Altice USA (the “Company”) and Dennis Mathew (“Executive”) is executed in connection with the Executive Employment Agreement between the Company and the Executive, dated September 7, 2022 (the “Employment Agreement”), and is effective therefrom. All capitalized terms used but not defined herein have the meaning given to them in the Employment Agreement.
1.Pursuant to Section 2(g) of the Employment Agreement and the terms thereof, Executive is eligible to receive the Transition Benefit and Relocation Benefit. The Transition Benefit and the Relocation Benefit are intended to include (and such defined terms shall be understood to include) all relocation benefits paid or provided pursuant to the Company’s relocation policy and any other relocation benefits paid or provided to Executive.
2.The Transition Benefit and Relocation Benefit shall be subject to full repayment by Executive to the Company following Executive’s resignation for any reason other than for Good Reason or termination of Executive by the Company for Cause on or prior to the second anniversary of the Start Date.
3.Sections 4, 8, 9 (including with respect to amounts that may be owed pursuant to this Agreement), 11 and 13 of the Employment Agreement shall be incorporated by reference herein with the same force and effect as if fully set forth in this Agreement. This Agreement shall form part of the Employment Agreement as if stated as such in Section 13 of the Employment Agreement.
4.Nothing in this Agreement shall be construed as modifying any term of the Employment Agreement. Executive acknowledges receipt of the Company’s relocation policy, which is incorporated into this Agreement by this reference. To the extent there is any conflict between such policy and the Employment Agreement or this Agreement, the terms of the Employment Agreement together with this Agreement shall control.

Acknowledged and Agreed:
Executive Name: Dennis Mathew
Signature: /s/ Dennis Mathew Date: __________________________

EVP Human Resources:
Signature: /s/Colleen Schmidt Date: ___________________________